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                                                                EXHIBIT 99(c)(2)

                            SMARTFLEX SYSTEMS, INC.
                             14312 FRANKLIN AVENUE
                         TUSTIN, CALIFORNIA 92781-2085

                                February 3, 1999

Steve Fogolini
Director of New Business Development
Saturn Electronics & Engineering, Inc.
255 Rex Boulevard
Auburn Hills, Michigan 48326

Dear Steve:

         We have your fax of February 2, 1999 with which you forwarded the Confidentiality Agreement executed by you on behalf of Saturn. This letter will supplement the Confidentiality Agreement, which I have signed and am returning to you with this letter. The enclosed signed counterpart of the Confidentiality Agreement is subject to your concurrence with the supplemental provision set forth below, which will be deemed to be added to the Confidentiality Agreement as if set forth therein:

                  Each party agrees that, for a period of two (2) years from the date of this agreement, unless such shall have been specifically invited in writing by the other party, neither it nor its respective affiliates (as such term is defined under the Securities Exchange Act of 1934, as amended (the "1934 Act")) or representatives will, in any manner, directly or indirectly, (a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way assist any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in (i) any acquisition of any securities (or beneficial ownership thereof) or assets of the other or any of the other's subsidiaries; (ii) any tender or exchange offer, merger or other business combination involving the other or any of the other's subsidiaries; (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the other or any of the other's subsidiaries; or (iv) any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of the other; (b) form, join or in any way participate in a "group" (as defined under the 1934 Act);
         (c) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the other; (d) take any action which might force the other to make a public announcement regarding any of the types of matters set forth in (a) above; or (e) enter into any discussions or arrangements with any third party with respect to any of the foregoing. Each party also agrees during such period not to request the other (or its directors, officers, employees or agents), directly or indirectly, to amend or waive any provision of this paragraph (including this sentence).

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February 3, 1999
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         If you agree, please sign a copy of this letter and return it to me, at which point the Confidentiality Agreement will be fully effective.

                                                     Very truly yours,

                                                     SMARTFLEX SYSTEMS, INC.

                                                     /s/ William L. Healey

                                                     William L. Healey,
                                                     Chairman, President and CEO


SATURN ELECTRONICS & ENGINEERING, INC.


By: /s/ Steve Fogolini
    -------------------------------------
        Steve Fogolini,
        Director of New Business Development


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Bill Healey
Smartflex Systems Inc.
FAX 714-838-3130

                                                                February 2, 1999


Attn.:  Bill Healey

                      RE:      Confidentiality Agreement

Dear : Bill

         In connection with the evaluation of a possible transaction involving Smartflex Systems Inc. (the "Company") and Saturn Electronics & Engineering, Inc. ("Saturn"), the Company and Saturn are prepared to furnish to each other certain confidential and proprietary records and information regarding their respective businesses. All such records and information, including, but not limited to, all information or documentation developed, created or acquired by the receiving party, are hereinafter collectively referred to as "Confidential Information."

         Each party acknowledges and agrees that it is imperative that all Confidential Information remain confidential. Accordingly, by signing below, each party agrees to be bound by the terms of this agreement. To maintain the confidentiality of the Confidential Information, each party agrees:

         (1) Not to use or allow the use for any purpose of any Confidential Information or notes, summaries or other material derived by the receiving party from the Confidential Information, except to determine whether the parties desire to enter into a transaction.

         (2) Not to disclose or allow disclosure to others of any Confidential Information or memoranda, notes and other writings prepared by the receiving party based thereon, except to such persons necessary to enable the receiving party to determine whether the parties desire to enter into a transaction (it being understood that such persons who need to know such information for the purpose of such determination shall be informed by the receiving party of the confidential nature of such information, shall be directed by the receiving party to treat such information confidentially and shall be informed that by receiving such information they are agreeing to be bound by this agreement);

         (3) Except copies to such persons necessary to carry out the purpose stated in (1) above, not to make or allow to be made copies of any Confidential Information except as the other party may specifically authorize in writing; and


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         (4)Not to disclose or allow disclosure to persons that the Confidential
Information has been made available to the receiving party, or that the receiving party has reviewed any Confidential Information, or that the Company and Saturn may be considering a transaction or have had, are having or propose to have any discussions with respect thereto.

         For purposes of this agreement, the term "Confidential Information" shall not include information which (a) becomes generally available to the public other than as a result of a disclosure by the receiving party, (b) was available to the receiving party on a non-confidential basis prior to its disclosure to the receiving party by the other party, or (c) becomes available to the receiving party on a non-confidential basis from a source other than the other party when such source is entitled to make the disclosure to the receiving party.

         Either party may elect at any time to terminate further access by the receiving party to Confidential Information. In such event, or in the event a transaction is not effected between the Company and Saturn, each party agrees to promptly upon the request of the other party return all Confidential Information and to destroy all memoranda, notes and other writings prepared by the receiving party based thereon. The obligation of the parties to maintain the confidentiality of the Confidential Information, and to not use the Confidential Information except as provided in this agreement, shall continue for a period of two (2) years from the date of this agreement except with regard to any Confidential Information that, after the date hereof, through no action on the part of the receiving party, becomes generally available to the public.

         Each party further agrees that, without the other party's prior written consent, that party will not, for a period of eighteen (18) months from the date hereof, directly or indirectly solicit for employment or employ any person who is now employed by the other party in an executive or management level position or otherwise considered a key employee; provided, however, that neither party shall be prohibited from employing any person who (a) contacts the party on his or her own initiative, or (b) responds to general advertisement or general recruiting efforts.

         In the event that the receiving party shall be legally compelled to disclose any Confidential Information or to report any information contained in any Confidential Information, the receiving party agrees to provide the other party with prompt written notice of such request or requirement. The other party may then protest any such disclosure, seek an appropriate protective order, waive the receiving party's compliance with the provisions of this agreement, or a combination of the foregoing. It is further agreed that after the provision of such prompt written notice, if, absent a protective order or the receipt of a waiver hereunder, the receiving party is in the written opinion of counsel, compelled to disclose or report information concerning the other party, the receiving party may disclose or report such information without liability hereunder; provided, however, that the receiving party shall give the other party advance written notice of the information to be disclosed or reported.

         It is further understood and agreed that no failure or delay by either party in exercising any rights, powers or privileges hereunder shall operate as a waiver hereof, nor shall any single or partial exercise of any rights, powers or privileges preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder. Each party agrees that money damages would not be a sufficient remedy for any breach of this agreement by the other party,



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and that in addition to all other remedies either party shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach.

         This agreement shall be governed by and construed in accordance with the laws of the State of Michigan. This agreement may be amended or modified only by a written amendment duly executed by the parties. This agreement will have a term commencing on the date of this letter and ending two (2) years from the date of this letter.

         If you are in agreement with the foregoing, please sign and return one copy of this letter which shall constitute our agreement with respect to the subject matter of this letter.


Very truly yours,

SATURN ELECTRONICS & ENGINEERING, INC.



By   /s/ Steve Fogolini
     --------------------------------------------------------
         Steve Fogolini, Director of New Business Development


ACCEPTED AND AGREED THIS 2 DAY OF Feb , 1999:




By  /s/ William L. Healey
    ---------------------------------------------------------
        President, Smartflex Systems Inc.



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